Exhibit 5.2

HUNTON ANDREWS KURTH LLP FILE NO: 059109.0000134
August 28, 2024
Mondelēz International, Inc.
905 West Fulton Market, Suite 200
Chicago, Illinois 60607
Mondelēz International, Inc.
Public Offering of
4.750% Notes due 2034
Ladies and Gentlemen:
We have acted as counsel to Mondelēz International, Inc., a Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the Company’s offering and sale of $500,000,000 aggregate principal amount of its 4.750% Notes due 2034 (the “Notes”) pursuant to the Terms Agreement, dated August 22, 2024 (the “Terms Agreement”), among the Company and BBVA Securities Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A to the Terms Agreement.
The Notes are to be issued pursuant to an indenture, dated as of March 6, 2015 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as modified by (a) Supplemental Indenture No. 1, dated as of February 13, 2019 (“Supplemental Indenture No. 1”), between the Company and the Trustee, modifying certain terms of the Indenture, (b) Supplemental Indenture No. 2, dated as of April 13, 2020, between the Company and the Trustee, modifying certain terms of the Indenture (together with Supplemental Indenture No. 1, the “Supplemental Indentures”) and (c) the Officers’ Certificate of the Company, dated as of the date hereof (the “Certificate”), to set forth the terms of the Notes. The Notes are being offered and sold as described in the Base Prospectus, dated February 27, 2023, and the prospectus supplement thereto, dated August 22, 2024 (collectively, the “Prospectus”).
This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company, (ii) the Registration Statement on Form S-3 (Registration No. 333-270063) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the
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Mondelēz International, Inc.
August 28, 2024

“Commission”) on February 27, 2023 and the Prospectus, (iii) the Indenture, the Supplemental Indentures and the Certificate, (iv) the Amended and Restated Underwriting Agreement, dated as of February 28, 2011, (v) the Terms Agreement, (vi), the certificate referred to in Section 5(f) of the Underwriting Agreement, (vii) the Notes in global form, (viii) certain resolutions of the Board of Directors of the Company adopted on December 8, 2023 as certified by the Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect (the “Board Resolutions”), (ix) the officers’ certificates dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions and (x) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of all natural persons, (v) the genuineness of all signatures, (vi) the good standing, due authorization, execution and delivery of all documents by all parties in each of their respective capacities thereunder (other than the authorization, execution and delivery of documents by the Company to the extent expressly set forth in our opinions below) and the validity, binding effect and enforceability thereof on such parties, (vii) except to the extent expressly set forth in our opinions herein as to the Company with respect to the consummation of the transactions contemplated by the Terms Agreement, that the consummation of the transactions under the Terms Agreement by each party thereto as to its respective obligations under such documents do not violate the law of any jurisdiction where such obligations are to be incurred or performed or the law of any other applicable jurisdiction, and (viii) that no parties to the documents have commenced any action toward dissolution or received notice from any governmental official regarding dissolution.
As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with management and upon certificates of public officials. We have not undertaken any independent investigation of factual matters.
The law covered by the opinions expressed herein is limited to the laws of the Commonwealth of Virginia. The opinions expressed herein: (i) address only those laws, rules and regulations that are in effect and with respect to which copies are generally available on the date hereof and that, in our experience, are normally applicable to transactions of the type contemplated by the Terms Agreement, excluding all laws, rules and regulations that may be applicable to any party by virtue of the particular assets, activities or operations of such party that are not applicable to business entities generally and further excluding those laws, rules and

Mondelēz International, Inc.
August 28, 2024

regulations that, as a matter of customary practice, are understood to be covered only when an opinion refers to them expressly; (ii) do not include any opinion as to (a) the laws of any municipality or any local government, authority or instrumentality within any state, or (b) any laws, rules or regulations related to: (1) telecommunications, communications, or transportation, (2) antitrust or unfair competition, (3) securities or blue sky, (4) environmental matters, (5) bankruptcy, insolvency, fraudulent conveyances, fraudulent transfers, or fraud, (6) zoning or land use or leasing, building or construction, (7) fiduciary duties, (8) pension or employee benefits, (9) tax, (10) labor, employment or federal contracts, (11) privacy, (12) healthcare, (13) qualification of entities doing business in foreign (out of state) jurisdictions, (14) health, safety, food or drugs, (15) public utilities or energy, (16) insurance, (17) patent, copyright or trademark, or other intellectual property, (18) any mandatory choice of law rule, (19) foreign asset control, foreign investment in the United States, national security, terrorism, or money laundering (including, without limitation, the USA PATRIOT Act of 2001, as amended, and § 721 of the Defense Production Act of 1950, as amended), (20) corrupt practices, racketeering or criminal or civil forfeiture, (21) commodities, swaps or other derivatives or futures or indices or similar instruments, and (22) banking and financial institutions; and (iii) do not express any opinion with respect to whether loans made to the Company under the Terms Agreement comply with (1) any statutory, regulatory or other loan limits applicable to the Lenders, (2) any laws, rules or regulations that prescribe permissible and lawful investments for the Lenders, (3) any judicial or administrative decisions, orders, rulings, directives, policies or other interpretations addressing any of the laws, rules and regulations listed in this paragraph, or (4) any filing or notice requirements relating to any of the matters referred to in this paragraph.
Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof and appropriate to render the opinions set forth below, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:
1.Based solely on the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia as of the date of the Good Standing Certificate.
2.The Notes have been duly authorized by all necessary corporate action on the part of the Company, and have been duly executed and delivered by the Company.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Mondelēz International, Inc.
August 28, 2024

The opinions expressed herein are rendered as of the date hereof and address only those laws, rules and regulations that are in effect, and with respect to which copies are generally available on the date hereof. The opinions expressed in this opinion letter are solely for the use of, and may be relied on solely by, you in connection with the offering of the Notes, and they may not be relied upon by any other individual, entity or firm, including any governmental agency (“Person”). Without our prior written consent, the opinions expressed herein may not be published, quoted or referenced to, or filed with, any Person in connection with any matter or in any manner whatsoever. We expressly disclaim any obligation to advise you or any other person of any changes of law or facts that may hereafter come or be brought to our attention that would alter the opinions herein set forth.
Very truly yours,
/s/ Hunton Andrews Kurth LLP